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                                                                  EXHIBIT 10(ff)



                            PRIVILEGED & CONFIDENTIAL


                                    AGREEMENT

                                     BETWEEN

                     NATIONAL GRID USA SERVICE COMPANY, INC.

                                       AND

                               MICHAEL J. KELLEHER


                                DATED MAY 1, 2007



REVISED JUNE 1, 2007
REVISED JUNE 20, 2007

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                                TABLE OF CONTENTS

1.0      Separation...............................................................................................1
2.0      Severance Benefits.......................................................................................2
3.0      General Release..........................................................................................4
4.0      Confidential Information.................................................................................4
5.0      Non-Disparagement........................................................................................5
6.0      Confidentiality of Agreement.............................................................................5
7.0      Company Property.........................................................................................6
8.0      Denial of Liability......................................................................................6
9.0      Validation...............................................................................................6
10.0     Applicable Law...........................................................................................7
11.0     Captions and Paragraph Headings..........................................................................7
12.0     Waiver...................................................................................................7
13.0     Counterparts.............................................................................................7
14.0     Survival of Covenants....................................................................................7
15.0     Tax Matters..............................................................................................7
16.0     Representations..........................................................................................8
17.0     Voluntary Assent.........................................................................................8
18.0     Entire Agreement.........................................................................................8
19.0     Indemnification..........................................................................................9
20.0     Release of Claims........................................................................................9
General Release - Exhibit A


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                                    AGREEMENT

         This Separation and Release Agreement ("Agreement") dated May 1, 2007, is made and entered into by and between National Grid USA Service Company, Inc. hereinafter referred to as ("the Company") and Michael J. Kelleher hereinafter referred to as ("the Executive" or "Mr. Kelleher").

         WHEREAS, as a result of the change in leadership and direction of National Grid USA, it has been determined that Mr. Kelleher's services will no longer be needed by the Company.

         WHEREAS, the parties desire to terminate the relationship in a fair and equitable manner.

         NOW THEREFORE, in consideration of the promises, covenants and representations set forth herein, the severance package being provided to Mr. Kelleher by the Company, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

         1.0 Separation. Mr. Kelleher agrees to terminate his employment with the Company as of August 31, 2007 (Date of Termination). As of that date Mr. Kelleher will no longer be an employee of the Company. Between May 1, 2007, and his Date of Termination, Mr. Kelleher will be paid his salary and benefits, but Mr. Kelleher will no longer remain involved in any aspect of the business of the Company or its affiliates unless requested by the Company; nor will he, without the prior written consent of an officer of the Company, engage in other employment ("Garden Leave"). During the Garden Leave, Mr. Kelleher will receive, in accordance with the terms of the plans, any payments with respect to Plan Year ended March 30, 2007 under: National Grid USA's



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goals and National Grid USA Companies Incentive Compensation Plan and Incentive
Share Plan (Incentive Compensation Plan). Payments under the National Grid Performance Share Plan, National Grid Share Option Plan, National Gris USA Companies' Deferred Compensation Plan and National Grid USA Companies Executive Supplemental Retirement Plan, along with any other normal post-termination compensation and benefits due Mr. Kelleher, if applicable, will be paid in accord with the terms and conditions of said plans, programs or arrangements. The Company agrees that Mr. Kelleher qualifies as a "good leaver," as that term is applied relative to the National Grid Performance Share Plan and the National Grid Share Option Plan.

         2.0 Severance Benefits.

         2.1 Provided Mr. Kelleher signs and returns the General Release to this Agreement, a copy of which is attached hereto as Schedule A and incorporated by reference as if fully set herein, within five (5) days after his Date of Termination and does not revoke it within seven (7) days of execution, the Company agrees to provide him with the severance benefits set forth in Sections 2.2 through 2.5 below. Receipt of the benefits set forth in Sections
2.2 through 2.5 below are in lieu of any severance payments/benefits which Mr. Kelleher might otherwise be entitled to receive under National Grid USA Companies' Executive Severance Plan (Executive Severance Agreement) or any other severance plan or, severance arrangement, but are not in lieu of Mr. Kelleher's benefits described in paragraph 1.0 above or any qualified retirement plan in which Mr. Kelleher is a participant.

         2.2 The Company shall pay to Mr. Kelleher a lump sum severance payment, applicable taxes withheld, in cash, within ten (10) business days after the General



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Release becomes irrevocable, equal to two (2) times the Executive's annual base salary in effect on April 30, 2004 (Base Pay), and two (2) times the product of his Base Pay times the average total plan award percentage under National Grid USA Companies' Incentive Compensation Plan for plan years 2005, 2006 and 2007 plus a prorated bonus award for fiscal year 2008 which equals one
(1) times the Executive's Base Pay times forty five percent (45%) times five twelfths (5/12).

         2.3 The Company shall pay to Mr. Kelleher a lump sum payment, applicable taxes withheld, within ten (10) business days after the General Release becomes irrevocable, in an amount equal to eighteen (18) times the Company's (employer) monthly contribution toward the cost of the health plan in which Mr. Kelleher was enrolled immediately prior to his Date of Termination (grossed up to include applicable payroll withholding taxes on such payment).

         2.4 The Company, at its sole option, shall provide Mr. Kelleher with (1) life insurance substantially similar to the life insurance coverage in effect on his Date of Termination for an additional eighteen (18) months after his Date of Termination; or (2) a lump sum payment, applicable taxes withheld in an amount equal to eighteen (18) months premiums for equivalent coverage (grossed up for taxes).

         2.5 The Company shall provide Mr. Kelleher with outplacement services of the Company's choice for eighteen (18) months from the commencement of Mr. Kelleher's Garden Leave.

         2.6 In the event Mr. Kelleher fails to sign and return the General Release or revokes the General Release within the seven (7) day revocation period, Mr. Kelleher's employment will still be terminated as of his Date of Termination but instead of the



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severance benefits provided in Section 2.2 through 2.5 above, the Company will only provide him with a severance payment of six (6) weeks Base Pay.

         3.0 General Release.

         3.1 In consideration of the severance benefits provided by the Company which Mr. Kelleher agrees he would not otherwise be entitled to receive and which Mr. Kelleher agrees is in full satisfaction of any compensation or severance benefits pertaining to his employment and separation from the Company, Mr. Kelleher agrees within five (5) days after his Date of Termination, to execute and return to the Company two (2) originals of the General Release.

         4.0 Confidential Information. Mr. Kelleher agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company, including all past, present and future subsidiaries, parents, affiliated companies, successors and assigns and all, present and future fiduciaries, trustees, directors, officers, agents and employees of any such companies (hereinafter referred to as "the Company and their Related Persons") including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and their Related persons, learned by him while an employee of the Company and their Related Persons; and shall not disclose any such confidential matters to anyone outside the Company and their Related Persons without the prior written consent of an officer of the Company except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company, its parents or affiliates or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. Mr.



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Kelleher agrees to give the Company advance written notice of any disclosure referenced above and to cooperate with any efforts by the Company to limit the extent of such disclosure. Confidential information shall not include information that: (1) was legitimately in Mr. Kelleher's possession or was legitimately known to Mr. Kelleher prior to receipt from the Company and their Related Persons; or (2) was, at the time of disclosure by Mr. Kelleher, in the public domain or thereafter enters the public domain without any action by Mr. Kelleher; or (3) was lawfully received by Mr. Kelleher from a third party without restrictions on any disclosure or use of said Confidential Information; or (4) was developed independently by Mr. Kelleher without use of any Confidential Information.

         5.0 Non-Disparagement. Mr. Kelleher agrees not to make any false, disparaging or derogatory statements to anyone within or outside the Company regarding the Company and their Related Persons; and the Company agrees not to make any false, disparaging or derogatory statements about Mr. Kelleher within or outside the Company.

         6.0 Confidentiality of Agreement. Mr. Kelleher agrees that he will keep the terms, amount and fact of this Agreement completely confidential, except that he may discuss this Agreement with his financial and/or tax advisor, attorney and family provided they agree to keep said information confidential and not disclose it to others.

         Notwithstanding the above, Mr. Kelleher may disclose information concerning this Agreement and matters relating to his employment with the Company in a legal proceeding to enforce its terms or as a defense to a claim, or in response to a lawful subpoena compelling him to provide such information to a court, administrative body or



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law enforcement agency provided that Mr. Kelleher agrees to notify the Company upon receipt of a subpoena and prior to disclosing such information.

         The Company agrees to handle this Agreement in a confidential manner. It will not disclose the terms, amount or fact of this Agreement to anyone outside of the Company except to those who need to know to develop or effectuate this Agreement, in a legal proceeding to enforce its terms or as a defense to any claim, for good governance disclosure purposes, or as otherwise required by law. In addition, the Company will not disclose the terms, amount or fact of this Agreement to anyone inside the Company except to those individuals who need to know for business reasons or in order to develop or effectuate this Agreement.

         7.0 Company Property. Mr. Kelleher agrees to return all Company property, including but not limited to, his badge, secure ID, card access entry key, keys, records, files, and software upon termination of his employment, and will not retain any copies, duplicates, reproductions or excerpts thereof; nor will Mr. Kelleher show or give any of the above, which at any time was in his possession, to any third party who is not an employee of the Company and their Related Persons.

         8.0 Denial of Liability. Neither this Agreement nor anything contained herein shall be construed as an admission by either party of any wrongdoing or unlawful conduct whatsoever with respect to the other.

         9.0 Validation. In the event any portion of this Agreement is deemed invalid, against public policy, void or otherwise unenforceable by a court of law, the parties shall negotiate an equitable adjustment in the affected provision. However, the validity and enforceability of the remaining portions shall otherwise be fully enforceable.



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

         10.0 Applicable Law. To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York; and the parties agree to submit to the personal jurisdiction of the New York courts with respect to any matter or dispute arising out of this Agreement.

         11.0 Captions and Paragraph Headings. Captions and paragraph headings used in this Agreement are for convenience only and are not to be construed as part of this Agreement.

         12.0 Waiver. Waiver of any provision of this Agreement, in whole or part, in any one instance shall not constitute a waiver of any other provision in the same instance; nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then existing or subsequent breach.

         13.0 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         14.0 Survival of Covenants. The obligations of the parties to each other set forth in Paragraphs 3.0, 4.0, 5,0, 6.0 and 7.0 shall survive the payment of the severance benefits to Mr. Kelleher set forth herein for the applicable statute of limitations period.

         15.0 Tax Matters. The Company has determined that the lump sum amounts payable to Mr. Kelleher pursuant to this Agreement are not subject to the "specified employee" ("rules") as defined under Section 409A of the Internal Revenue Code and applicable regulations (the "Code"). Consequently, there is no requirement to delay those payments for six (6) months following Mr. Kelleher's Date of Termination and the



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terms of this Agreement will be administered consistent with the "short term deferral" exception under the Code.

         16.0 Representations. Mr. Kelleher acknowledges that he has carefully read this Agreement including the General Release and fully understands their terms; that he has had ample opportunity to discuss and consider the terms of this Agreement, including the General Release; that he has been advised to consult with an attorney; that he understands the final and binding effect of this Agreement, including the General Release; and that he has been given a period of at least twenty-one (21) days to consider this Agreement and General Release. Mr. Kelleher understands that he has the right to revoke the General Release within seven (7) days of signing and the General Release will not become effective or enforceable until the seven (7) day revocation period has expired.

         17.0 Voluntary Assent. Mr. Kelleher affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement; that he fully understands the meaning and intent of this Agreement; that Mr. Kelleher freely and voluntarily assents to all of the terms and conditions hereof, and that Mr. Kelleher signs his name of his own free act with the full intent of releasing the Company and their Related Persons as set forth herein.

         18.0 Entire Agreement. This Agreement, the plans and agreements referred to in this Agreement, and the General Release constitute the entire understanding and agreement between the parties hereto respecting the subject matter hereof and supersede and cancel any previous agreements, commitments and/or writings in



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connection herewith. Except as set forth in Paragraph 15, no change, modification or alteration of any of the provisions of this Agreement shall be binding unless such change, modification or alteration shall have been approved in writing by an officer of the Company and Mr. Kelleher.

         19.0 Indemnification. The Company shall indemnify, defend and hold harmless Mr. Kelleher from any and all liability, claims, rights or causes of action asserted against him, including costs and expenses (including attorneys' fees), arising out of his service in good faith as an employee of the Company. Notwithstanding the foregoing, the Company shall in its sole discretion, determine on a case by case basis, whether Mr. Kelleher's services were rendered in good faith.

         20.0 Release of Claims. To the extent that Mr. Kelleher's services were performed in good faith and in the best interest of the Company, the Company, to the fullest extent permitted by law, fully and voluntarily forever releases, waives and discharges Mr. Kelleher, and his successors, executors, and personal representatives (hereinafter referred to as "the Releasees") from said l claims, demands, causes of actions, suits and liabilities, of any kind and nature, known or unknown, asserted or unasserted, up through the date of the signing of this Agreement, arising out of Mr. Kelleher's employment. Notwithstanding the foregoing, nothing contained in this Section shall be considered a release of Mr. Kelleher from his obligations under this Agreement. This Section shall not be construed to impair the Company's right to enforce the terms of this Agreement. However, the Company does covenant and represent that it will not seek monetary recovery or personal relief from the Releasees arising out of any of the matters released, waived or discharged under this Section.




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

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by a duly authorized representative in the day and year set forth below.


         Date:     6/21/07          National Grid USA Service Company, Inc.
              ---------------

                                    By:  /S/ William F. Edwards
                                       ------------------------------------
                                    Title: President of Distribution
                                          ---------------------------------


         Date:     6/21/07             /S/ Michael J. Kelleher
              ---------------       ---------------------------------------
                                    Employee Signature


         Date:     6/21/07             /S/ Sandra Makarwicz
              ---------------       ---------------------------------------
                                    Witness


         Exhibit A:        General Release



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                                                                       Exhibit A

                                 General Release

Release of Claims: In consideration of the severance benefits provided to me by the Company pursuant to the Separation and Release Agreement between me and the Company, dated May 1, 2007 (the "Agreement"), which I agree that I would not otherwise be entitled to receive, I, Michael J. Kelleher, to the fullest extent permitted by law, fully and voluntarily forever release, waive and discharge the Company, including all past, present and future subsidiaries, parents and affiliated companies and their successors and assigns, and all past, present and future fiduciaries, trustees, directors, officers, agents and employees of any such companies, and their successors and assigns (hereinafter referred to as "the Company and their Related Persons") from all claims, demands, causes of actions, suits and liabilities, of any kind and nature, known or unknown, asserted or unasserted, up through the date of the signing of this General Release, including but not limited to all such claims arising out of or related to acceptance of the severance benefits or my employment with or separation from the Company, including but not limited to any claim for wrongful termination or discharge, breach of contract or other common law claims and all claims and damages under the Age Discrimination in Employment Act of 1967, as amended, including the Older Worker's Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, the Rehabilitation Act, Executive Order 11246, all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation, age, and all employment discrimination claims arising under the Massachusetts Civil Rights Act, Mass. Gen. Laws Ch. 12, sections 11H and 11I, the Massachusetts Fair Employment Practices Act, and Mass. Gen. Laws Ch. 151B, section 1 et. seq., the Massachusetts Equal Rights Act, Mass. Gen. Laws Ch. 93, section 102 and Mass. Gen. Laws Ch. 214, section 1C, the New York Labor Law, the New York Human Rights Law and similar state statutes, and any claims and damages arising under any other federal or state statutes not expressly stated above. Notwithstanding the foregoing, nothing contained in this General Release shall be considered a release of the Company from its obligations to me under the Agreement or under any of the plans or agreement pursuant to which, under the Agreement, I remain entitled to benefits.

Further Covenant: This General Release shall not be construed to impair my right to enforce the terms of the Agreement; nor shall it be construed to restrict my right to participate in any manner in an investigation, proceeding or hearing conducted by the Equal Employment Opportunity Commission or a similar state agency. However, I do covenant and represent that I will not seek monetary recovery or personal relief from the Company and their Related Persons arising out of any of the matters released, waived or discharged under this General Release. I give this General Release individually and on behalf of any heirs and assigns and anyone else claiming by or through me.




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

Disclosure. I, Michael J. Kelleher specifically acknowledge that I have:

         a) read this General Release and fully understand and agree to its terms;

         b) had ample opportunity to discuss and consider the terms of this General Release;

         c) been advised in writing by the Company to consult with an attorney;

         d) been given a period of at least twenty-one (21) days to consider this General Release;

         e)       voluntarily chosen to sign this General Release; and

         f) have not relied on any statements, explanations or promises made by the Company and their Related Persons that are inconsistent with the terms of this General Release.

Right of Revocation: I, Michael J. Kelleher understand that I have the right to revoke this General Release, in writing, by delivering the revocation to the Company, within seven (7) days of execution of this General Release. I understand that revoking this General Release will not effect my Date of Termination. I further understand that by revoking this General Release, I will no longer be eligible for the severance benefits set forth in Sections 2.2 through 2.5 of the Agreement. Rather, I will only be entitled to the severance payment set forth in Section 2.6 of the Agreement.

Applicable State Law: To the extent not preempted by federal law, this General Release shall be governed by, and construed in accordance with, the laws of the State of New York; and I agree to submit to the personal jurisdiction of New York's courts in respect to any matter or dispute arising out of this General Release.

Severability: I agree that in the event any portion of this General Release is deemed invalid, against public policy, void or otherwise unenforceable by either an administrative agency or court of law, the remaining portions shall remain enforceable at the option of the Company.

Entire Agreement; Modifications: This General Release supersedes any prior written or oral understanding between me and the Company. Except as provided above, this General Release shall not be altered or amended except in a writing signed by both me and the Company.


Date:
     ----------------------------            -----------------------------
                                             Employee's Signature


Date:
     ----------------------------            -----------------------------
                                             Witnessed by Notary Public



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